SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2001

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On April 17, 2001, LCNB issued a press release announcing a stock repurchase initiative. A copy of the press release is filed herewith as Exhibit 99 and incorporated herein by reference.

Item 7. Exhibits

(c) Exhibits

Exhibit No.	Description	Page
99	Press Release dated April 17, 2001

________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: April 17, 2001	By: /s/ Stephen P. Wilson
Stephen P. Wilson
President/CEO

Exhibit 99

For more information contact

Stephen P. Wilson at (513) 932-1414 or

1-800-344-BANK

TO ALL MEDIA:

FOR IMMEDIATE RELEASE

RE: LCNB Corp. 2001 Annual Shareholder's Meeting

LCNB Corp's Annual Shareholder's Meeting was held at the Main banking office of Lebanon Citizens National Bank, 2 North Broadway, in Lebanon, Ohio on Tuesday, April 17, 2001. LCNB Corp. has a classified Board with approximately one-third of its members up for election to a 3-year term each year. Members elected at this year's Annual Shareholder's Meeting were Corwin M. Nixon, Kathleen Porter Stolle and Marvin E. Young. Each was re-elected to the company's Board of Directors by over 84% of the outstanding shares.

In addition, Chairman Stephen P. Wilson announced a three-phase program to provide liquidity for the company's shareholders, reduce shareholder expenses, and acquire treasury stock for general corporate purposes.

The first phase of this program involves the company offering to pay $40 per share to purchase shares owned by holders of 100 or fewer shares. All expenses will be borne by the company in order to give small shareholders a reasonable method to sell their holdings. Wilson noted that the company expects to reduce various expenses associated with servicing small shareholder accounts. Eligible shareholders will be contacted in the near future.

Phase two involves obtaining treasury shares for future corporate purposes. Wilson announced that the company would initiate a program of market purchases of LCNB Corp. stock. All purchases under the program will be made through a market maker in the company's stock. He noted that the Board has authorized purchases under the program of up to 50,000 shares as securities laws and market conditions permit.

Phase three is an effort to provide liquidity for larger share blocks whose holders wish to close their position. Wilson reported that the Board had agreed to make private purchases of share positions large enough to disrupt the regular market for shares. Since estates in settlement often wish to provide liquid assets to heirs or need cash to meet settlement expenses, the Board felt that a private sale would be beneficial to all parties. Purchases of blocks of shares will be considered on a case-by-case basis and will be made at prevailing market prices.

LCNB Corp is a financial holding company headquartered in Lebanon, Ohio. It serves as the umbrella corporation for Lebanon Citizens National Bank, an FDIC Insured National Bank with 18 offices serving Warren, Butler, Clermont, Clinton and Hamilton Counties in Ohio, and of Dakin Insurance Agency, Inc. a full-service Independent Insurance Agency with six offices located in Warren and Clermont Counties in Ohio.